Filed Pursuant to Rule 424(b)(3)
                                                Registration File No. 333-120441

Prospectus Supplement No. 1
(To Prospectus Dated January 28, 2005)


                             A.B. WATLEY GROUP INC.
                        30,398,337 SHARES OF COMMON STOCK

This prospectus supplement relates to a change to the Selling Stockholders section of the prospectus. Yanzu Inc., a Selling Stockholder has transferred and sold 1,500,000 shares covered by the prospectus to Reef Holdings Ltd. Accordingly, the number of shares that may be offered and sold under the prospectus by Yanzu Inc. has been reduced from 2,500,000 shares to 1,000,000 shares and Reef Holdings Ltd. is now a Selling Stockholder eligible to sell up to 1,500,000 shares under the prospectus. Other than the 1,500,000 shares purchased from Yanzu Inc., Reef Holdings Ltd. owns no other shares of our common stock.

You should read this prospectus supplement in conjunction with the prospectus dated January 28, 2005. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. The prospectus is to be delivered with this prospectus supplement. The terms of our common stock and the common stock issuable upon exercise of the common stock purchase warrants are set forth in the prospectus.

Investing in our securities involves a high degree of risk.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 11, 2005.